CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
MARKET CENTRAL, INC.

MARKET CENTRAL, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY THAT:

FIRST: The name of the corporation is MARKET CENTRAL, INC.  (the “Corporation”);

SECOND: The Certificate of Incorporation of the Corporation is hereby amended by deleting the First Article in its entirety and substituting in lieu thereof the following said Article:

“FIRST: The name of the corporation is Scientigo, Inc. (hereinafter, the “Corporation”).”

THIRD: The foregoing Certificate of Amendment to the Certificate of Incorporation of Market Central, Inc. has been duly adopted by this Corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 141(f), 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of the Corporation, has executed, signed and acknowledged this certificate of amendment this 31st day of January, 2006.

/s/ Doyal Bryant
Doyal Bryant, Chief Executive Officer